Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2009, relating to the consolidated financial statements and financial statement schedule of MGM MIRAGE and subsidiaries (which report expresses an unqualified opinion and includes (a) an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern; and (b) an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109) and our report dated March 17, 2009, relating to the effectiveness of MGM MIRAGE and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of MGM MIRAGE for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/  Deloitte & Touche LLP
Las Vegas, Nevada
April 30, 2009